--------------------------
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                                                      --------------------------
                                                      OMB    Number:   3235-0145
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                                                      hours per response......11
                                                      --------------------------

                           SECURITIES AND EXCHANGE SEC
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

                              SECTION 240.13d-2(a)

                               (Amendment No. 2)1


                               CapitalSource Inc.
--------------------------------------------------------------------------------
                                (name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    14055X102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                January 20, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


    If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or
                   240.13d-1(g), check the following box [ ].

                  Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See
         Section 240.13d-7 for other parties to whom copies are to be sent.


                         (Continued on following pages)
                               Page 1 of 27 Pages


----------------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
====================
CUSIP No.  14055X102
====================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
------------====================================================================
                            7        SOLE VOTING POWER

      NUMBER OF                      -0-
                       --------------===========================================
       SHARES               8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       9,659,815
                       --------------===========================================
        EACH                9        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH       --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     9,659,815
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            9,659,815
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            8.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 2 of 27 Pages

                                       13D
====================
CUSIP No.  14055X102
====================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            RR Capital Partners, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                            7        SOLE VOTING POWER

      NUMBER OF                      -0-
                       --------------===========================================
       SHARES               8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       1,043,499
                       --------------===========================================
        EACH                9        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH       --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     1,043,499
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,043,499
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.9%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 3 of 27 Pages

                                       13D
====================
CUSIP No.  14055X102
====================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon CS Institutional Finance II, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                            7        SOLE VOTING POWER

      NUMBER OF                      -0-
                       --------------===========================================
       SHARES               8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       19,110,932
                       --------------===========================================
        EACH                9        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH       --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     19,110,932
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            19,110,932
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            16.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 4 of 27 Pages

                                       13D
====================
CUSIP No.  14055X102
====================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                            7        SOLE VOTING POWER

      NUMBER OF                      -0-
                       --------------===========================================
       SHARES               8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       10,703,314
                       --------------===========================================
        EACH                9        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH       --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     10,703,314
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            10,703,314
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            9.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================

                               Page 5 of 27 Pages

                                       13D
====================
CUSIP No.  14055X102
====================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon CS Institutional Finance, L.L.C.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                            7        SOLE VOTING POWER

      NUMBER OF                      -0-
                       --------------===========================================
       SHARES               8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       19,110,932
                       --------------===========================================
        EACH                9        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH       --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     19,110,932
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            19,110,932
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            16.1%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            OO
------------====================================================================

                               Page 6 of 27 Pages

                                       13D
====================
CUSIP No.  14055X102
====================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                            7        SOLE VOTING POWER

      NUMBER OF                      -0-
                       --------------===========================================
       SHARES               8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       19,110,932
                       --------------===========================================
        EACH                9        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH       --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     19,110,932
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            19,110,932
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            16.1%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IA, OO
------------====================================================================

                               Page 7 of 27 Pages

                                       13D
====================
CUSIP No.  14055X102
====================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

      NUMBER OF                      -0-
                       --------------===========================================
       SHARES               8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       29,814,246
                       --------------===========================================
        EACH                9        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH       --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.1%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 8 of 27 Pages

                                       13D
====================
CUSIP No.  14055X102
====================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

      NUMBER OF                      -0-
                       --------------===========================================
       SHARES               8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       29,814,246
                       --------------===========================================
        EACH                9        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH       --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.1%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 9 of 27 Pages

                                       13D
====================
CUSIP No.  14055X102
====================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

      NUMBER OF                      -0-
                       --------------===========================================
       SHARES               8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       29,814,246
                       --------------===========================================
        EACH                9        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH       --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.1%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 10 of 27 Pages

                                       13D
====================
CUSIP No.  14055X102
====================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

      NUMBER OF                      -0-
                       --------------===========================================
       SHARES               8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       29,814,246
                       --------------===========================================
        EACH                9        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH       --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.1%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 11 of 27 Pages

                                       13D
====================
CUSIP No.  14055X102
====================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

      NUMBER OF                      -0-
                       --------------===========================================
       SHARES               8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       29,814,246
                       --------------===========================================
        EACH                9        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH       --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.1%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 12 of 27 Pages

                                       13D
====================
CUSIP No.  14055X102
====================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Andrew B. Fremder
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

      NUMBER OF                      -0-
                       --------------===========================================
       SHARES               8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       29,814,246
                       --------------===========================================
        EACH                9        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH       --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.1%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 13 of 27 Pages

                                       13D
====================
CUSIP No.  14055X102
====================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

      NUMBER OF                      -0-
                       --------------===========================================
       SHARES               8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       29,814,246
                       --------------===========================================
        EACH                9        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH       --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.1%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 14 of 27 Pages

                                       13D
====================
CUSIP No.  14055X102
====================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

      NUMBER OF                      -0-
                       --------------===========================================
       SHARES               8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       29,814,246
                       --------------===========================================
        EACH                9        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH       --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.1%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 15 of 27 Pages

                                       13D
====================
CUSIP No.  14055X102
====================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

      NUMBER OF                      -0-
                       --------------===========================================
       SHARES               8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       29,814,246
                       --------------===========================================
        EACH                9        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH       --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.1%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 16 of 27 Pages

                                       13D
====================
CUSIP No.  14055X102
====================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

      NUMBER OF                      -0-
                       --------------===========================================
       SHARES               8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       29,814,246
                       --------------===========================================
        EACH                9        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH       --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.1%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 17 of 27 Pages

                                       13D
====================
CUSIP No.  14055X102
====================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

      NUMBER OF                      -0-
                       --------------===========================================
       SHARES               8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       29,814,246
                       --------------===========================================
        EACH                9        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH       --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.1%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 18 of 27 Pages

                                       13D
====================
CUSIP No.  14055X102
====================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

      NUMBER OF                      -0-
                       --------------===========================================
       SHARES               8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       29,814,246
                       --------------===========================================
        EACH                9        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH       --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.1%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 19 of 27 Pages

                                       13D
====================
CUSIP No.  14055X102
====================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

      NUMBER OF                      -0-
                       --------------===========================================
       SHARES               8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       29,814,246
                       --------------===========================================
        EACH                9        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH       --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.1%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 20 of 27 Pages

                                       13D
====================
CUSIP No.  14055X102
====================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 29,814,246 Shares, which is 25.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                             [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

      NUMBER OF                      -0-
                       --------------===========================================
       SHARES               8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       29,814,246
                       --------------===========================================
        EACH                9        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH       --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     29,814,246
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,814,246
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.1%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 21 of 27 Pages

         This  Amendment  No. 2 to Schedule  13D (this  "Amendment")  amends the
Schedule 13D initially filed on August 15, 2003 (collectively, with all amendments thereto, the "Schedule 13D").

Item 4.  Purpose Of The Transaction.
------   --------------------------

         Item 4 of the Schedule 13D is amended and updated as follows:

         On January 20, 2004, the Issuer filed with the SEC a registration statement on Form S-1 (Registration No. 333-112002), which was subsequently amended on January 23, 2004 and January 27, 2004 (together, the "2004 Registration Statement"). As of the date hereof, the 2004 Registration Statement has not been declared effective by the SEC. The 2004 Registration Statement relates to a proposed firm commitment underwritten offering of up to 20,000,000 Shares of Common Stock (including 2,500,000 Shares subject to an option granted to the underwriters named therein to cover over-allotments) by the selling shareholders named therein, which includes certain of the Reporting Persons. No Shares would be issued by the Issuer. For more information regarding the proposed offering, see the 2004 Registration Statement as filed with the SEC.

         The table below sets forth the proposed maximum number of Shares to be offered and sold by each of the Reporting Persons pursuant to the 2004 Registration Statement assuming the underwriters do not exercise their over-allotment option. If the underwriters do exercise in full their over-allotment option, the Reporting Persons listed below would sell in aggregate an additional 862,191 Shares, equal to 0.7% of the total Shares outstanding.2

                  Shares Proposed      Shares  Proposed      Percentage Proposed
Reporting         To Be Offered        To Be Owned           To Be Owned
Person            For Sale             After Offering        After Offering2
--------------    ---------------      ----------------      -------------------

FCP               1,929,600            7,730,215             6.5%
RR                208,400              835,099               0.7%
Farallon CS LP    3,817,409            15,293,523            12.9%

Total             5,955,409            23,858,837            20.1%


-----------------------
         2 Based on the 118,780,773 Shares outstanding as of December 31, 2003 as reported by the Company in the 2004 Registration Statement.

                              Page 22 of 27 Pages

         The completion of the proposed offering is subject to the parties entering into a mutually agreeable underwriting agreement and lock-up agreement, as well as other conditions, many of which are outside the control of the Reporting Persons, including but not limited to the SEC declaring the 2004 Registration Statement to be effective and, if the proposed offering is consummated prior to February 3, 2004, the underwriters waiving the 180 day lock-up that the Partnerships agreed to in conjunction with the Company's initial public offering as described in the initial Schedule 13D. The Reporting Persons' decision to enter into such underwriting and lock-up agreements is subject to their ongoing evaluation of the investment in the Company's securities, prevailing market conditions, other investment opportunities, liquidity requirements of the Reporting Persons and/or other investment decisions. The Reporting Persons currently intend to, but have not agreed to, enter into such agreements, subject to their satisfaction with all of the terms and conditions of the transaction and the related documentation. As a result of the above factors, the Reporting Persons do not know if they will participate in the proposed offering, if the proposed offering will be completed or if it will be completed on the terms outlined in the most recent amendment to the 2004 Registration Statement.

Item 5.  Interest In Securities Of The Issuer.
------   ------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

         (a)      The Partnerships
                  ----------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 for all cover pages filed herewith hereto is calculated based upon the 118,780,773 Shares outstanding as of December 31, 2003 as reported by the Company in the 2004 Registration Statement.

                  (c) No transactions in the Shares have been consummated since the filing of the prior Schedule 13D.

                              Page 23 of 27 Pages

                  (d) FPLLC has the power to direct the affairs of FCP and RR, including the disposition of the proceeds of the sale of the Shares. Farallon CS LLC has the power to direct the affairs of Farallon CS LP, including the disposition of the proceeds of the sale of the Shares. The Management Company is the manager of Farallon CS LLC. The Individual Reporting Persons, other than Fremder, are managing members of FPLLC and the Management Company. Fremder was granted limited powers of attorney to act for each of FPLLC and the Management Company with respect to the Shares held by the Partnerships pursuant to the Fremder POA.

                  (e)      Not applicable

         (b)      The General Partners
                  --------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each of the General Partner is incorporated herein by reference for each such General Partner.

                  (c)      None.

                  (d) FPLLC has the power to direct the affairs of FCP and RR, including the disposition of the proceeds of the sale of the Shares. Farallon CS LLC has the power to direct the affairs of Farallon CS LP, including the disposition of the proceeds of the sale of the Shares. The Management Company is the manager of Farallon CS LLC. The Individual Reporting Persons, other than Fremder, are managing members of FPLLC and the Management Company. Fremder was granted limited powers of attorney to act for each of FPLLC and the Management Company with respect to the Shares held by the Partnerships pursuant to the Fremder POA.

                  (e)      Not applicable.

         (c)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c)      None.

                  (d) Farallon CS LLC has the power to direct the affairs of Farallon CS LP, including the disposition of the proceeds of the sale of the Shares. The Management Company is the manager of Farallon CS LLC. The Individual Reporting Persons, other than Fremder, are managing members of the Management Company. Fremder was granted limited powers of attorney to act for the Management Company with respect to the Shares held by Farallon CS LP pursuant to the Fremder POA.

                  (e)      Not applicable.

                              Page 24 of 27 Pages

         (d)      The Individual Reporting Persons
                  --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

                  (c)      None.

                  (d) FPLLC has the power to direct the affairs of FCP and RR, including the disposition of the proceeds of the sale of the Shares. Farallon CS LLC has the power to direct the affairs of Farallon CS LP, including the disposition of the proceeds of the sale of the Shares. The Management Company is the manager of Farallon CS LLC. The Individual Reporting Persons, other than Fremder, are managing members of FPLLC and the Management Company. Fremder was granted limited powers of attorney to act for each of FPLLC and the Management Company with respect to the Shares held by the Partnerships pursuant to the Fremder POA.

                  (e)      Not applicable.

         The Shares reported hereby for the Partnerships are owned directly by the Partnerships. FPLLC, as general partner to FCP and RR, may be deemed to be the beneficial owner of the Shares owned by FCP and RR. Farallon CS LLC, as general partner to Farallon CS LP, may be deemed to be the beneficial owner of the Shares owned by Farallon CS LP. The Management Company, as manager of Farallon CS LLC, may be deemed to be the beneficial owner of all such Shares owned by Farallon CS LP. The Individual Reporting Persons, as either managing members of both FPLLC and the Management Company or, in the case of Fremder, by virtue of the Fremder POA, may each be deemed to be the beneficial owner of all such Shares held by the Partnerships. Each of the General Partners, the Management Company and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

                              Page 25 of 27 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 27, 2004

                       /s/ Joseph F. Downes
                       ----------------------------------------
                       FARALLON PARTNERS, L.L.C.,
                       on its own behalf and as General Partner of
                       FARALLON CAPITAL PARTNERS, L.P.,
                       and RR CAPITAL PARTNERS, L.P.,
                       By Joseph F. Downes,
                       Managing Member

                       /s/ Joseph F. Downes
                       ----------------------------------------
                       FARALLON CAPITAL MANAGEMENT, L.L.C.,
                       on its own behalf and as Manager of
                       FARALLON CS INSTITUTIONAL FINANCE, L.L.C.,
                       for itself and as General Partner of
                       FARALLON CS INSTITUTIONAL FINANCE II, L.P.
                       By Joseph F. Downes,
                       Managing Member

                       /s/ Joseph F. Downes
                       ----------------------------------------
                       Joseph F. Downes, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Andrew B. Fremder,
                       Richard B. Fried, Monica R. Landry , William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by Cohen, Mellin, Millham and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange SEC on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange SEC on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this Schedule 13D on

                              Page 26 of 27 Pages
his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange SEC on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes, as well as Steyer and Cohen, to sign and file this Schedule 13D on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange SEC on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International is hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing Downes to sign and file this
Schedule 13D on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange SEC on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference. The Powers of Attorney executed by Andrew B. Fremder authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange SEC on August 15, 2003, by such Reporting Person with respect to the Common Stock of the Company, is hereby incorporated by reference. The Powers of Attorney executed by each of Charles E. Ellwein and Rajiv A. Patel authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange SEC on January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.


                              Page 27 of 27 Pages